Filed pursuant to Rule 424(b)(3)
Registration No. 333-137543
PROSPECTUS

Offer to Exchange
$150,000,000 of 9 1/4% Senior Notes due 2014
that have been registered under the Securities Act of 1933
for
all outstanding $150,000,000 of 9 1/4% Senior Notes due 2014 that have not been registered under the Securities Act of 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK
CITY TIME, ON DECEMBER 1, 2006, UNLESS WE EXTEND THE DATE

Terms of the Exchange Offer

•	We are offering to exchange $150.0 million aggregate principal amount of registered 9 1/4% Senior Notes due 2014, which we refer to as the notes, for any and all of our outstanding $150.0 million aggregate principal amount of unregistered 9 1/4% Senior Notes due 2014, which we refer to as the old notes, that were issued on July 5, 2006.

•	We will exchange all outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of notes.

•	The terms of the notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the notes.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	The exchange of notes for old notes will not be a taxable transaction for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	The old notes are, and the notes will be, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our current and future domestic restricted subsidiaries.

•	There is no established trading market for the notes or the old notes.

•	We do not intend to apply for listing of the notes on any national securities exchange or for quotation through any quotation system.

Terms of the 9 1/4% Senior Notes due 2014 Offered in the Exchange Offer

•	We will pay interest on the notes on each June 15 and December 15, commencing December 15, 2006.

•	The notes will mature on June 15, 2014.

•	Prior to June 15, 2010, we may redeem all, but not less than all, of the notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, plus the “make-whole” premium described in this prospectus. On or after June 15, 2010, we may redeem some or all of the notes at the redemption prices set forth in this prospectus. In addition, prior to June 15, 2010, we may redeem up to 35% of the aggregate principal amount of the notes using the net proceeds from certain equity offerings. Redemption prices are set forth in this prospectus under “Description of the Notes — Optional Redemption.”

•	There is no sinking fund for the notes.

•	The notes will be our senior unsecured obligations and will rank equal in right of payment to all our existing and future senior unsecured indebtedness and will be senior to any of our future subordinated indebtedness. Our secured debt, including debt under our secured credit facility, and our other existing and future secured obligations will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

•	All of our current and future domestic subsidiaries will guarantee, jointly and severally, our obligations with respect to the notes on a senior unsecured basis.

This investment involves risks. Please read “Risk Factors” beginning on page 11 for a discussion of certain risks that you should consider prior to tendering your outstanding old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

The date of the prospectus is November 1, 2006.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. In making your decision to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you received any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document incorporated by reference, as the case may be.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT OUR COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY SUCH INFORMATION. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: INVESTOR RELATIONS, WCA WASTE CORPORATION, ONE RIVERWAY, SUITE 1400, HOUSTON, TEXAS 77056; TELEPHONE NUMBER: (713) 292-2400. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST THE INFORMATION NO LATER THAN NOVEMBER 24, 2006, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or the documents incorporated herein by reference. Because this section is only a summary, it does not contain all of the information that may be important to you or that you should consider before making a decision to participate in the exchange offer. We encourage you to read this entire prospectus, including the information contained under the heading “Risk Factors,” and the documents incorporated by reference herein. In this prospectus, unless the context otherwise requires, references to “WCA,” “the Company,” “we,” “us,” “our” and similar terms refer to WCA Waste Corporation and its subsidiaries collectively.

Our Company

We are a vertically integrated, non-hazardous solid waste management company providing non-hazardous construction/demolition (C&D), industrial and municipal solid waste (MSW) collection, transfer, processing, and disposal services in the south and central regions of the United States. As of September 30, 2006, we served approximately 229,000 commercial, industrial and residential customers in Alabama, Arkansas, Colorado, Florida, Kansas, Missouri, New Mexico, North Carolina, South Carolina, Tennessee and Texas. We currently own and/or operate 23 transfer stations/materials recovery facilities (MRFs), eight MSW landfills and 12 C&D landfills. We serve our customers through these operations and our 24 collection operations. Of these facilities, three transfer stations, one MSW landfill and one C&D landfill are fully permitted but not yet opened, and two transfer stations are idle. Additionally, we currently operate but do not own two of the transfer stations, and we hold certain prepaid disposal rights at landfills in Texas, Oklahoma and Arkansas owned and operated by other parties.

WCA Waste Corporation is a Delaware corporation. Our principal executive offices are located at One Riverway, Suite 1400, Houston, Texas 77056 and our telephone number at that address is (713) 292-2400. Our web site is located at http://www.wcawaste.com. Information on our web site is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Recent Developments

In March 2006, our board of directors approved a set of resolutions delegating to a special committee authority to review and evaluate a variety of strategic alternatives, including the proposals that were later received and resulted in the Preferred Stock Purchase Agreement and the capital plan described below. On June 14, 2006, we announced a capital plan approved by the special committee that was intended to, among other things, refinance our existing senior secured debt and provide additional capital for execution of our acquisition program. In connection with the capital plan, we completed the following transactions:

•	Senior notes — The private placement of $150 million of 9.25% senior unsecured notes due 2014, which closed on July 5, 2006. The proceeds from this offering were utilized to retire or pay down our existing borrowings;

•	Senior secured credit facility — A new $175 million senior secured credit facility led by Comerica Bank, $150 million of which is subject to a fixed-rate swap at 5.64% (plus the applicable margins), which closed on July 5, 2006. In connection with entering into the new facility, we paid our obligations under and terminated first and second lien credit arrangements with Wells Fargo Bank and other lenders; and

•	Preferred Stock — The purchase by Ares Corporate Opportunities Fund II, L.P. of $75 million in convertible preferred stock. The preferred stock is convertible into our common stock at $9.60 per share and carries a 5% PIK dividend. This transaction closed on July 27, 2006.

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

										Six
										Months
										Ended
	Year Ended December 31,									June 30,
	2001		2002		2003		2004	2005		2006

Ratio of earnings to fixed charges	1.1	x	1.5	x	1.8	x	—	1.5	x	1.9x

Earnings were not sufficient to cover fixed charges in 2004 by $6.8 million. As a result of our internal reorganization that occurred prior to our initial public offering, we recognized a compensation charge of $11.5 million during the year ended December 31, 2004 for charges related to our former parent company’s outstanding stock option plan and the subsequent cancellation of all outstanding options and warrants. Please read “Ratio of Earnings to Fixed Charges” for the method of calculating the ratio of earnings to fixed charges.

THE EXCHANGE OFFER

On July 5, 2006, we completed a private offering of the old notes. As part of the private offering, we entered into a registration rights agreement with the initial purchaser of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete the exchange offer within 255 days of the issue date of the old notes. The following is a summary of the exchange offer.

Old Notes	$150.0 million aggregate principal amount of 9 1/4% Senior Notes due June 15, 2014, which were issued on July 5, 2006.

Notes	9 1/4% Senior Notes due June 15, 2014. The terms of the notes are substantially identical to those terms of the outstanding old notes, except that the transfer restrictions, registration rights and provision for additional interest relating to the old notes do not apply to the notes.

Exchange Offer	We are offering to exchange $150.0 million aggregate principal amount of our notes that have been registered under the Securities Act for an equal amount of our outstanding old notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreement.

The notes will evidence the same debt as the old notes and will be issued under and be entitled to the benefits of the same indenture that governs the old notes. Holders of the old notes do not have any appraisal or dissenter rights in connection with the exchange offer. Because the notes will be registered, the notes will not be subject to transfer restrictions or the provisions for additional interest, and holders of old notes that have tendered and had their old notes accepted in the exchange offer will have no registration rights.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 1, 2006, unless we decide to extend it. We do not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedures described under the caption “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•	tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Trust Company, N.A., as registrar and exchange agent, at the address listed under the caption “The Exchange Offer — Exchange Agent”; or

•	tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, The Bank of New York Trust Company, N.A., as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer — Procedures for Tendering — Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but

•	the old notes are not immediately available,

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or

•	the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer,

then you may tender old notes by following the procedures described under the caption “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on December 1, 2006. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at The Depository Trust Company.

For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer — Withdrawal Rights.”

U.S. Federal Income Tax Considerations	The exchange of notes for old notes in the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Please read the discussion under the caption “Material United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses	We will pay all of the expenses incident to the exchange offer.

Exchange Agent	We have appointed The Bank of New York Trust Company, N.A. as exchange agent for the exchange offer. You can find the address, telephone number and fax number of the exchange agent under the caption “The Exchange Offer — Exchange Agent.”

Resales of Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the notes are being acquired in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the exchange offer;

•	you are not our affiliate; and

•	you are not a broker-dealer tendering old notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market- making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer — Resales of Notes” for more information regarding resales of the notes.

Consequences of Not Exchanging Your Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register your old notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your old notes and our obligation to file a registration statement, please read “The Exchange Offer — Consequences of Failure to Exchange Outstanding Securities” and “Description of the Notes.”

DESCRIPTION OF THE NOTES

The terms of the notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the notes. As a result, the notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and special interest provisions contained in the old notes. The notes represent the same debt as the old notes for which they are being exchanged. Both the old notes and the notes are governed by the same indenture. When we use the term “notes” in this prospectus, unless the context otherwise requires, the term includes the old notes and the notes issued pursuant to the exchange offer.

The following is a summary of the terms of the notes. It may not contain all the information that is important to you. For a more detailed description of the notes, please read “Description of the Notes.”

Issuer	WCA Waste Corporation.

Securities Offered	$150.0 million aggregate principal amount of 9 1/4% Senior Notes due 2014.

Maturity Date	June 15, 2014.

Interest Rate	9 1/4% per year.

In addition, if:

• the registration statement of which this prospectus is a part is not declared effective on or prior to February 15, 2007;

• we are obligated to file a shelf registration statement and we fail to do so on or prior to the 90th day after the filing obligation arises;

• we are obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to 225 days after the filing obligation arises;

• the exchange offer is not consummated on or prior to the 30th business day after the registration statement of which this prospectus is a part becomes effective; or

• if the registration statement of which this prospectus is a part or the shelf registration statement, as the case may be, is declared effective and such registration statement thereafter ceases to be effective or such registration statement or the related prospectus ceases to be usable (subject to certain exceptions);

we agree to pay additional interest in an amount equal to $0.05 per week per $1,000 principal amount of old notes for the first 90-day period immediately following a default event, increasing by an additional $0.05 per week with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum additional amount of $0.20 per week.

Interest Payment Dates	Each June 15 and December 15, beginning on December 15, 2006. Interest on the notes will accrue from the last interest payment date on which interest was paid on the outstanding old notes surrendered in the exchange offer or, if no interest has been paid on the outstanding old notes, from the date of original issue of the old notes.

Guarantees	The notes are fully and unconditionally guaranteed, jointly and severally, by all of our current and future domestic subsidiaries.

Ranking	The notes are senior unsecured obligations of WCA, ranking equally with all of our existing and future senior unsecured indebtedness and senior to any existing and future subordinated indebtedness. The notes are effectively subordinated to any existing or future secured indebtedness, to the extent of the assets securing such indebtedness.

The guarantees are senior unsecured obligations of the subsidiary guarantors. The guarantees will rank equally with all existing and future senior unsecured indebtedness of the subsidiary guarantors and senior to any existing and future subordinated indebtedness of the subsidiary guarantors. The guarantees are effectively subordinated to any existing or future secured indebtedness of the subsidiary guarantors to the extent of the assets securing such indebtedness.

As of September 30, 2006, WCA and its subsidiaries had approximately $167.5 million of consolidated total indebtedness (of which approximately $10.5 million would have been secured indebtedness), approximately $55.0 million in cash and approximately $175.0 million of additional secured borrowing capacity available under our credit agreement.

Sinking Fund	None.

Optional Redemption	We may, at our option, redeem all or part of the notes, at any time on or after June 15, 2010, at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of the Notes — Optional Redemption.”

We may also, at our option, redeem all or part of the notes, at any time prior to June 15, 2010, at the “make-whole” price, plus accrued and unpaid interest as liquidated damages, if any, to the date of redemption, as described under “Description of the Notes — Optional Redemption.”

Optional Redemption After Equity Offerings	At any time, which may be more than once, before June 15, 2009, we may redeem up to 35% of the aggregate principal amount of the notes with net cash proceeds of one or more equity offerings at a redemption price of 109.25% of the par value of the notes redeemed, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, as long as:

• we redeem the notes within 180 days of completing the equity offering; and

• at least 65% of the aggregate principal amount of notes remain outstanding after the redemption.

Change of Control Offer	If we experience a change of control, we may be required to offer to purchase the notes at a purchase price of and liquidated damages, if any, to the redemption date at 101% of their principal amount, plus accrued and unpaid interest.

However, we might not be able to pay you the required price for the notes you present to us at the time of a change of control, because:

• we might not have enough funds at that time; or

• the terms of our credit facility may prohibit us from applying funds to repurchase the notes.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness or issue preferred stock;

• make certain investments or pay dividends or distributions on our capital stock or subordinated indebtedness or purchase or redeem or retire capital stock;

• sell or transfer assets, including capital stock of our restricted subsidiaries;

• restrict dividends or other payments by restricted subsidiaries;

• incur liens;

• enter into transactions with affiliates; and

• consolidate, merge, sell or lease all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus under the caption “Description of the Notes — Certain Covenants.”

Events of Default	If there is an event of default arising from certain events of bankruptcy or insolvency, with respect to WCA or any of its restricted subsidiaries that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary, then all outstanding notes will become due and payable immediately without further action or notice. If there is any other event of default on the notes, the principal amount of notes plus accrued and unpaid interest, if any, may be declared immediately due and payable in specified circumstances. Please read “Description of the Notes — Events of Default and Remedies.”

Transfer Restrictions; Absence of a Public Market for the Notes	The notes issued pursuant to this exchange offer will generally be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the notes.

Trading	We do not expect to list the notes for trading on any securities exchange.

Trustee, Registrar and Exchange Agent	The Bank of New York Trust Company, N.A.

Governing Law	The notes and the guarantees and the indenture relating to the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors

Please read “Risk Factors” beginning on page 11 of this prospectus for a discussion of certain factors that you should consider before participating in the exchange offer.

RISK FACTORS

You should carefully consider the risk factors set forth below, those risk factors included in our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarter ended June 30, 2006 that are incorporated herein by reference, together with all of the other information included or incorporated by reference in this prospectus before deciding to participate in the exchange offer. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. If any of the following risks or those contained in our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarter ended June 30, 2006 were actually to occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, our ability to pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Related To The Exchange Offer

If you do not properly tender your old notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes. Please read “The Exchange Offer — Procedures for Tendering” and “Description of the Notes.”

If you do not exchange your old notes for notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, please read “The Exchange Offer — Consequences of Failure to Exchange Outstanding Securities.”

Some holders who exchange their old notes may be deemed to be underwriters.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Associated With The Notes And Our Indebtedness

We are a holding company, and as a result we are dependent on dividends from our subsidiaries to meet our obligations, including with respect to the notes.

We are a holding company and do not conduct any business operations of our own. Our principal assets are the equity interests that we own in our operating subsidiaries, either directly or indirectly. As a result, we are dependent upon cash dividends, distributions or other transfers that we receive from our subsidiaries in order to make dividend payments to our stockholders, to repay any debt that we may incur, and to meet our other obligations. The ability of our subsidiaries to pay dividends and make payments to us will depend on their operating results and may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of those subsidiaries, as well as by the terms of the credit agreement and the indenture governing the notes. For example, some state corporate laws prohibit the payment of dividends by any subsidiary unless the subsidiary has a capital surplus or net profits in the current or immediately preceding fiscal year. Payments or distributions from our subsidiaries also could be subject to restrictions on dividends or repatriation of earnings under applicable local law, and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any subsidiary upon its bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of the assets of any subsidiary, will be junior to the claims of that subsidiary’s creditors, including trade creditors.

The indenture governing the notes and our credit facility impose restrictions on us that may limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under the notes.

The indenture governing the notes and our new secured credit agreement contain various restrictive covenants that limit management’s discretion in operating our business. In particular, these covenants limit our ability to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	make certain investments or pay dividends or distributions on our capital stock or subordinated indebtedness or purchase or redeem or retire capital stock;

•	sell or transfer assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	incur liens;

•	enter into transactions with affiliates; and

•	consolidate, merge, sell or lease all or substantially all of our assets.

The credit agreement also requires us to maintain specified financial ratios and satisfy certain financial tests. Our ability to maintain or meet such financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and may not be able to maintain or meet such ratios and tests or the lenders under the credit agreement may not waive any failure to meet such ratios or tests.

These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, to pursue our business strategies and otherwise to conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and may not be able to comply. A breach of these covenants could result in a default under the indenture governing the notes and/or the credit facility. If there were an event of default under the indenture governing the notes and/or the credit facility, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. In additional, if we fail to repay indebtedness under our credit facility when it becomes due, the lenders under the credit facility could proceed against the assets which we have pledged to them as security. Our assets and cash flow might not be sufficient to repay our outstanding debt in the event of a default.

The notes and the related guarantees are unsecured and effectively subordinated to our and the subsidiary guarantors’ existing and future secured indebtedness.

The notes and the related guarantees are not secured. Our obligations under the credit agreement are secured by substantially all of our assets. If we become insolvent or are liquidated, or if payment under the credit agreement or any of our other future secured debt obligations is accelerated, the lenders under our credit agreement would be entitled to exercise the remedies available to a secured lender under applicable law and the terms of our credit agreement and will have a claim on the assets secured thereby before the holders of the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based on the respective amounts owed to each holder or creditor, in our remaining assets, if any. The notes are therefore effectively subordinated to our existing and future secured indebtedness, and the guarantees are effectively subordinated to the existing and future secured indebtedness of the subsidiary guarantors, in each case to the extent of the value of the assets securing that indebtedness. As a result, the holders of the notes may recover ratably less than the lenders of our or the subsidiary guarantors’ secured debt in the event of a bankruptcy or liquidation.

As of September 30, 2006, we did not have any secured indebtedness outstanding and approximately $175.0 million of additional secured borrowing capacity available under our credit agreement, and the subsidiary guarantors had an aggregate of approximately $10.5 million of total indebtedness outstanding, all of which was secured indebtedness. As of September 30, 2006, we had approximately $55.0 million in cash.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from any such guarantor would be effectively subordinated to all indebtedness and other liabilities of that guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. However, a court may apply a different standard in making these determinations, or a court may not agree with our conclusions in this regard.

Your right to receive payments on the notes will be effectively subordinated to the rights of creditors of our subsidiaries that do not guarantee the notes or whose guarantees are invalidated.

All of our current subsidiaries guarantee the notes. However, creditors of future foreign or other subsidiaries that do not guarantee the notes will have claims, with respect to the assets of those subsidiaries, that rank effectively senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to WCA in respect of its direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the notes. In addition, as described above, there are federal and state laws that could invalidate the guarantees of our subsidiaries that guarantee the notes. If that were to occur, the claims of creditors of those subsidiaries would also rank effectively senior to the notes, to the extent of the assets of those subsidiaries.

We may not be able to finance a change of control offer required by the indenture governing the notes.

If we were to experience a change of control, the indenture governing the notes requires us to offer to purchase all of the notes then outstanding at 101% of their principal amount, plus unpaid accrued interest to the date of repurchase. If a change of control were to occur, we may not have sufficient funds to purchase the notes. In addition, our credit agreement restricts our ability to repurchase the notes, even when we are required to do so by the indenture in connection with a change of control. A change in control could therefore result in a default under the credit agreement and could cause the acceleration of our debt. The inability to repay such debt, if accelerated, and to purchase all of the tendered notes following a change of control, would constitute an event of default under the indenture.

You may find it difficult to sell your notes.

Although the notes will be registered under the Securities Act, the notes will not be listed on any securities exchange. Because there is no public market for the notes, you may not be able to resell them.

An active market may not exist for the notes; any trading market that does develop may not be liquid. If an active market does not develop or is not maintained, the market price and liquidity of our notes may be adversely affected. If a market for the notes develops, they may trade at a discount from their initial offering price. The trading market for the notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates and general economic conditions.

Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the notes, if any, may be subject to similar volatility. Prospective investors in the notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

SPECIAL CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus (other than the information related to the exchange offer as discussed below) and the documents incorporated herein by reference are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The safe harbors for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, do not apply to statements made in connection with the exchange offer in this prospectus. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “should,” “outlook,” “project,” “intend,” “seek,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “continue,” or “opportunity,” the negatives of these words, or similar words or expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. This is true of our description of our acquisition strategy and any expected benefits from any acquisitions or acquisition strategy for example. It is also true of our statements concerning “run rates”; for a description of the basis upon which we make estimates of run rates, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Overview” in our annual report on Form 10-K for the year ended December 31, 2005 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements and Non-GAAP Measures” in our quarterly report on Form 10-Q for the quarter ended June 30, 2006, which are incorporated herein by reference.

We caution that forward-looking statements are not guarantees and are subject to known and unknown risks and uncertainties. Since our business, operations and strategies are subject to a number of risks, uncertainties and other factors, actual results may differ materially from those described in the forward-looking statements.

Thus, for example, our future financial performance will depend significantly on our ability to execute our acquisition strategy, which will be subject to many risks and uncertainties including, but not limited to, the following:

•	we may be unable to identify, complete or integrate future acquisitions, which may harm our prospects;

•	we compete for acquisition candidates with other purchasers, some of which have greater financial resources and may be able to offer more favorable terms, thus limiting our ability to grow through acquisitions;

•	in connection with financing acquisitions, we may incur additional indebtedness, or may issue additional shares of our common stock, which would dilute the ownership percentage of existing stockholders;

•	businesses that we acquire may have unknown liabilities and require unforeseen capital expenditures, which would adversely affect our financial results;

•	our acquisition strategy has resulted and is expected to continue to result in significant goodwill and other intangible assets, which may need to be written down if performance is not as expected;

•	rapid growth may strain our management, operational, financial and other resources, which would adversely affect our financial results; and

•	we may incur charges related to acquisitions, which could lower our earnings.

Our business is also subject to a number of operational risks and uncertainties that could cause our actual results of operations or our financial condition to differ from any forward-looking statements. These include, but are not limited to, the following:

•	changes in interest rates may affect our profitability;

•	we are subject to environmental and safety laws, which restrict our operations and increase our costs;

•	we may become subject to environmental clean-up costs or litigation that could curtail our business operations and materially decrease our earnings;

•	our accruals for landfill closure and post-closure costs may be inadequate, and our earnings would be lower if we are required to pay or accrue additional amounts;

•	we may be unable to obtain financial assurances necessary for our operations, which could result in the closure of landfills or the termination of collection contracts;

•	our business is capital intensive, requiring ongoing cash outlays that may strain or consume our available capital and force us to sell assets, incur debt, or sell equity on unfavorable terms;

•	increases in the costs of disposal, labor, fuel and insurance could reduce operating margins;

•	we may not be able to maintain sufficient insurance coverage to cover the risks associated with our operations, which could result in uninsured losses that would adversely affect our financial condition;

•	our failure to remain competitive with our numerous competitors, some of which have greater resources, could adversely affect our ability to retain existing customers and obtain future business;

•	we may lose contracts through competitive bidding, early termination or governmental action, or we may have to substantially lower prices in order to retain certain contracts, any of which would cause our revenues to decline;

•	comprehensive waste planning programs and initiatives required by state and local governments may reduce demand for our services, which could adversely affect our waste volumes and the price of our landfill disposal services;

•	our indebtedness could impair our financial condition and our ability to fulfill our debt obligations;

•	covenants in our credit facilities and the instruments governing our other indebtedness may limit our ability to grow our business and make capital expenditures;

•	efforts by labor unions to organize our employees could divert management attention and increase our operating expenses;

•	a general downturn in U.S. economic conditions may reduce our business prospects and decrease our revenues and cash flows;

•	current and proposed laws may restrict our ability to operate across local borders which could affect our manner, cost and feasibility of doing business;

•	we may not be successful in expanding the permitted capacity of our current or future landfills, which could restrict our growth, increase our disposal costs, and reduce our operating margins;

•	poor decisions by our regional and local managers could result in the loss of customers or an increase in costs, or adversely affect our ability to obtain future business;

•	we are vulnerable to factors affecting our local markets, which could adversely affect our stock price relative to our competitors;

•	seasonal fluctuations will cause our business and results of operations to vary among quarters, which could adversely affect our stock price;

•	failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price; and

•	our success depends on key members of our senior management, the loss of any of whom could disrupt our customer and business relationships and our operations.

We describe these and other risks in greater detail in the section entitled “Risk Factors” beginning on page 11 of this prospectus and in the section entitled “Business — Risk Factors” in our annual report on

Form 10-K for the year ended December 31, 2005 and in Part II, Item 1A, “Risk Factors,” in our quarterly report for the quarter ended June 30, 2006, which are incorporated herein by reference.

The forward-looking statements included in this prospectus and the documents incorporated herein by reference are only made as of the date of this prospectus and the documents incorporated herein by reference, as the case may be, and, except as required by securities laws, we undertake no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

										Six Months
										Ended
	Year Ended December 31,									June 30,
	2001		2002		2003		2004	2005		2006

Ratio of earnings to fixed charges	1.1	x	1.5	x	1.8	x	—	1.5	x	1.9	x

Earnings were not sufficient to cover fixed charges by $6.8 million in 2004. As a result of our internal reorganization that occurred prior to our initial public offering, we recognized a compensation charge of $11.5 million during the year ended December 31, 2004 for charges related to our former parent company’s outstanding stock option plan and the subsequent cancellation of all outstanding options and warrants.

For purposes of calculating the ratio of earnings to fixed charges:

•	“earnings” is the aggregate of the following items: pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees; plus fixed charges; plus amortization of capitalized interest; plus distributed income of equity investees; plus our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; less interest capitalized; less preference security dividend requirements of consolidated subsidiaries; and less the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

•	“fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of the interest within rental expense; and preference security dividend requirements of consolidated subsidiaries.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the old notes. We will not receive any proceeds from the issuance of the notes in the exchange offer. In consideration for issuing the notes as contemplated in this prospectus, we will receive, in exchange, outstanding old notes in like principal amount. We will cancel all old notes surrendered in exchange for notes in the exchange offer. As a result, the issuance of the notes will not result in any increase or decrease in our indebtedness.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Agreement

On July 5, 2006, we entered into a $100.0 million revolving secured credit facility with Comerica Bank that matures on July 5, 2011. On July 28, 2006, Comerica syndicated the credit facility to a group of banks and we agreed to increase the capacity of the revolving credit facility to $175.0 million. The credit commitment available under the credit facility includes sub-facilities for standby letters of credit in the aggregate principal amount of up to $50.0 million and a swing-line feature for up to $10.0 million for same day advances. As of September 30, 2006, we had $175.0 million in total capacity under the credit facility, of which no amounts were outstanding under the revolving line of credit and $9.9 million in other letters of credit were issued, leaving $165.1 million in availability. As of September 30, 2006, we had approximately $55.0 million in cash.

Our obligations under the credit facility are secured by the capital stock of our subsidiaries and all tangible (including real estate) and intangible assets belonging to us and our subsidiaries. The obligations are also guaranteed by certain material subsidiaries. Obligations under the credit facility are recourse obligations and are subject to cancellation and/or acceleration upon the occurrence of certain events, including, among other things, a change of control (as defined in the credit facility), nonpayment, breaches of representations, warranties and covenants (subject to cure periods in certain instances), bankruptcy or insolvency, defaults under other debt arrangements, failure to pay certain judgments and the occurrence of events creating material adverse effects.

The credit facility contains numerous covenants with which we must comply, including several financial covenants and ratios. These include a leverage test, a senior leverage test, a net worth requirement and an adjusted EBIT test (as defined in the credit facility). The maximum leverage ratio (the ratio of funded debt to pro forma adjusted EBITDA (as defined in the credit facility)) under the credit facility must be not more than 5.25 to 1.00 until March 31, 2007, 5.00 to 1.00 from June 30, 2007 to March 31, 2008 and 4.75 to 1.00 or less thereafter. The maximum senior secured funded debt leverage ratio under the credit facility (the ratio of funded senior secured debt (all secured funded debt other than subordinated debt) to pro forma adjusted EBITDA) must be not more than 3.25 to 1.00 from July 5, 2006 through the quarter ending June 30, 2008, decreasing to not more than 3.00 to 1.00 for all quarters thereafter. The minimum net worth (as defined in the credit facility) is $85.0 million of net worth, plus 50% of quarterly net income after July 5, 2006, if positive, plus 100% of the increase to net worth from the net cash proceeds from equity offerings.

Applicable fees and margins are determined based on our leverage ratio for the trailing 12-month reporting period on each quarterly reporting date. The following table reflects the applicable margins and fees:

	LIBOR	Prime	Commitment
Leverage Ratio	Margin	Margin	Fee

Less than 3.0x	1.50	—	0.250
Equal to or greater than 3.0 and less than 3.5x	1.75	0.25	0.250
Equal to or greater than 3.5 and less than 4.0x	2.00	0.50	0.250
Equal to or greater than 4.0 and less than 4.5x	2.25	0.75	0.375
Equal to or greater than 4.5x	2.50	1.00	0.500

Other covenants in the credit facility limit our ability and certain of our subsidiaries to, among other things, create, incur, assume or permit to exist certain liens; make certain investments, loans and advances; enter into any sale-leaseback transactions; materially change the nature of their businesses; create, incur, assume or permit to exist certain leases; merge into or with or consolidate with any other person; sell, lease or otherwise dispose of all or substantially all of their properties or assets; discount or sell any of their notes or accounts receivable; transact business with affiliates unless in the ordinary course of business and on arm’s length basis; make certain negative pledges; or amend, supplement or otherwise modify the terms of any debt or prepay, redeem or repurchase any subordinated debt.

Environmental Facilities Revenue Bonds

We assumed certain environmental facilities revenue bonds in connection with our October 2005 acquisition of a landfill located near Fort Meade, Florida. At the time of the acquisition, there was restricted cash on hand of $0.7 million associated with the debt. The bonds mature in 2020 and have interest rates ranging from 8.5% to 9%. As of September 30, 2006, the weighted average interest rate was 8.89% and there was $9.2 million outstanding under the bonds.

We also assumed certain environmental facilities revenue bonds in connection with our February 2006 acquisition of a landfill near Durango, Colorado. At the time of the acquisition, there was restricted cash on hand of $0.4 million associated with such debt. The bonds mature in 2020 and have a fixed interest rate of 8.75%.

Convertible Notes

In conjunction with an acquisition during 2005, we issued convertible notes in the amount of $4.0 million with an interest rate of 8% that mature in January 2010. The notes and any accrued but unpaid interest are convertible into shares of our common stock at the rate of $10.37 per share. The holders of the notes may convert at any time after February 1, 2006. We can force conversion if the closing price of our common stock exceeds $15.00 per share.

In conjunction with an acquisition during 2004, we issued a convertible note in the amount of $3.0 million with an interest rate of 5% that matures in December 2009. The note and any accrued but unpaid interest are convertible into shares of our common stock at the rate of $12.00 per share. The holder of the note may convert at any time after December 1, 2005. We can force conversion if the closing price of our common stock exceeds $18.00 per share.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On July 5, 2006, we sold $150.0 million in aggregate principal amount at maturity of the old notes in a private placement. The old notes were sold to the initial purchasers who in turn resold the notes to a limited number of qualified institutional buyers pursuant to Rule 144A and Regulation 5 of the Securities Act.

In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the notes in exchange for old notes. The terms of the notes are identical in all material respects to those of the old notes, except that the notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any liquidated damages related to the obligation to register. Please read “Description of the Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, referred to as DTC, who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with the advisers, if any, based on their own financial position and requirements.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the notes in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the notes;

•	you do not have and to your knowledge, no one receiving notes from you has, any arrangement or understanding with any person to participate in the distribution of the notes;

•	you are not a broker-dealer tendering old notes acquired directly from us for your own account or if you are a broker-dealer, you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the notes; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

Each broker-dealer that receives notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such notes. Please read “Plan of Distribution.”

Terms of Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $150.0 million aggregate principal amount of 9 1/4% Senior Notes due 2014 are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $2,000.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the notes being issued in the exchange offer are the same as the form and terms of the old notes except that:

•	the notes being issued in the exchange offer will have been registered under the Securities Act;

•	the notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the notes being issued in the exchange offer will not contain the registration rights contained in the old notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 p.m., New York City time, on December 1, 2006. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York Trust Company, N.A., the exchange agent, at the address listed below under the caption “— Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program, referred to as ATOP.

In addition, you must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of the book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the notes are being acquired in the ordinary course of business of the person receiving the notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the notes. Each broker-dealer that receives notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such notes. Please read “Plan of Distribution.”

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

No old notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s ATOP system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account. The tender by a holder of old notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

Although we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any old notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “— Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration time, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us:

•	stating the name and address of the holder of old notes and the amount of old notes tendered,

•	stating that the tender is being made, and

•	guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the notes promptly after acceptance of the old notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to that of the surrendered old note. As a result, registered holders of old notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from July 5, 2006. Old notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of the exchange offer.

In all cases, issuance of notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the Notes

The notes will bear interest from the most recent date to which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

Tender of old notes may be properly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective with respect to old notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “— Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including certificate numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•	other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. Notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.

Properly withdrawn old notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any notes, and, as described below, may terminate an exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	there shall occur a change in the current interpretation by the staff of the SEC which permits the notes issued pursuant to such exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of such exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the notes, which in our sole judgment in any case makes it inadvisable to proceed with such exchange offer and/or with such acceptance for exchange or with such exchange.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of such exchange offer in any respect. Please read “— Expiration, Extension and Amendment” above.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered old notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered old notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Resales of Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the notes are acquired in the ordinary course of the holder’s business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act; and

•	the holders are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for notes will be required to represent that it meets the requirements above.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing notes or any broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives notes for its own account in exchange for old notes must acknowledge that the old notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of notes received in exchange for old notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the notes to be received in the exchange offer.

In addition, to comply with state securities laws, the notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By Facsimile for Eligible Institutions: (212) 815-5920 Attention: Mrs. Carolle Montreuil	By Mail/Overnight Delivery/Hand: The Bank of New York Trust Company, N.A. Corporate Trust Operations 101 Barclay Street, 7 East New York, New York 10286 Attention: Mrs. Carolle Montreuil	Confirm By Telephone: (212) 815-5920

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange Outstanding Securities

Holders who desire to tender their old notes in exchange for notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the notes issued in the exchange offer, any old notes which remain outstanding after completion of the exchange offer and the previously issued notes will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the notes.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF THE NOTES

We issued the old notes under an Indenture (the “Indenture”) among us, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). We will issue the notes under the same Indenture under which we issued the old notes, and the notes will represent the same debt as the old notes for which they are exchanged.

The Indenture is governed by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The registration rights agreement referred to under the caption “— Registration Rights; Liquidated Damages” sets forth the rights holders of the old notes have to require us to register their notes with the SEC.

Old notes that remain outstanding after the completion of the exchange offer, together with the notes, will be treated as a single class of securities under the Indenture. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the notes include the old notes, the notes and any additional notes actually issued, and all references to specified percentages in aggregate principal amount of the notes shall be deemed to mean, at any time after the exchange offer is completed, such percentage in aggregate principal amount of the old notes and the notes then outstanding.

The terms of the notes will be substantially identical to the terms of the old notes, except that the notes:

•	will have been registered under the Securities Act;

•	will not be subject to transfer restrictions applicable to the old notes; and

•	will not have the benefit of the registration rights agreement applicable to the old notes.

The following description is a summary of the material provisions of the Indenture and of the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the Indenture and the registration rights agreement are filed as exhibits to the registration statement of which this prospectus is a part and are available as set forth below under “— Additional Information.”

You can find the definitions of terms used in this description under “— Definitions” below. Defined terms used in this description but not defined below under “— Definitions” have the meanings assigned to them in the Indenture.

In this description, the words “we,” “us” and “our” and the term “WCA” refer only to WCA Waste Corporation and not to any of its subsidiaries.

The registered holder of any note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The notes will be:

•	general unsecured obligations of WCA;

•	equal in right of payment with all existing and future unsecured senior Indebtedness of WCA;

•	senior in right of payment to any future subordinated Indebtedness of WCA;

•	ranked effectively junior to WCA’s existing and future secured Indebtedness, including Indebtedness under the Senior Credit Agreement, to the extent of the assets of WCA constituting collateral securing that Indebtedness. Please read “Risk Factors — Risks Associated with the Notes and Our Indebtedness — The notes and the related guarantees are unsecured and effectively subordinated to our and the subsidiary guarantors’ existing and future secured indebtedness”; and

•	unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The notes will be effectively subordinated to all borrowings under the Senior Credit Agreement, to the extent of the collateral securing those borrowings (which will be substantially all of the assets of WCA and the Guarantors). Please read “Risk Factors — Risks Associated with the Notes and Our Indebtedness — The notes and the related guarantees are unsecured and effectively subordinated to our and the subsidiary guarantors’ existing and future secured indebtedness.”

As of September 30, 2006, WCA had total indebtedness of approximately $157.0 million, of which approximately:

•	$0 would have been secured indebtedness; and

•	$7.0 million would have been pari passu with the notes (other than the secured indebtedness).

Also, an additional $175.0 million would have been available for borrowing under the Senior Credit Agreement. As of September 30, 2006, WCA had approximately $55.0 million in cash.

The Subsidiary Guarantees

The notes will be unconditionally guaranteed on an unsecured, unsubordinated basis by all of WCA’s Domestic Restricted Subsidiaries.

Each guarantee of the notes will be:

•	a general unsecured obligation of the Guarantor;

•	equal in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor;

•	senior in right of payment to any future subordinated Indebtedness of that Guarantor; and

•	ranked effectively junior to any secured indebtedness of that Guarantor, including the guarantees under the Senior Credit Agreement, up to the value of the collateral securing such guarantees. Please read “Risk Factors — Risks Associated with the Notes and Our Indebtedness — The notes and the related guarantees are unsecured and effectively subordinated to our and the subsidiary guarantors’ existing and future secured indebtedness.”

As of July 5, 2006, the issue date of the old notes, all of our Subsidiaries were “Restricted Subsidiaries” and “Subsidiary Guarantors.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture, and they will not guarantee the notes.

Principal, Maturity and Interest

We issued $150.0 million in aggregate principal amount of notes. We may issue additional notes under the Indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on June 15, 2014.

Interest on the notes will accrue at the rate of 9 1/4% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2006. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at the applicable interest rate on the notes. We will make each interest payment to the holders of record on the immediately preceding June 1 and December 1. Any Liquidated Damages due will be paid on the same dates as interest on the notes. Please read “— Registration Rights; Liquidated Damages.”

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no Liquidated Damages will accrue as a result of such delayed payment.

Methods of Receiving Payments on the Notes

If a holder of notes has given us wire transfer instructions, we will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar. However, as long as any notes are outstanding, we will be required to maintain an office or agency in The City of New York where notes may be presented for payment and payments on the notes may be required to be made.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We will not be required to transfer or exchange any note selected for redemption. Also, we will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes will be guaranteed by each of WCA’s current and future Domestic Restricted Subsidiaries. The Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. Please read “Risk Factors — Risks Associated with the Notes and Our Indebtedness — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (regardless of whether such Guarantor is the surviving Person) another Person, other than WCA or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) WCA or a Restricted Subsidiary of WCA, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) WCA or a Restricted Subsidiary of WCA, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(3) if WCA designates that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon legal defeasance or satisfaction and discharge of the Indenture as provided pursuant to the defeasance or satisfaction and discharge provisions of the Indenture; or

(5) upon the liquidation or dissolution of such Subsidiary Guarantor in accordance with the applicable provisions of the Indenture; provided no Default or Event of Default has occurred or is continuing.

Optional Redemption

At any time prior to June 15, 2010, WCA may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to the Make-Whole Price plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. WCA will notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

“Make-Whole Price” with respect to any notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such notes; and

(2) the sum of the present values of (A) the redemption price of such notes at June 15, 2010 (as set forth below) and (B) the remaining scheduled payments of interest from the redemption date to June 15, 2010 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points.

Unless WCA defaults in payment of the Make-Whole Price, on and after the applicable redemption date, interest and Liquidated Damage, if any, will cease to accrue on the notes to be redeemed.

“Comparable Treasury Issue” means, with respect to notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to June 15, 2014, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if WCA obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means Credit Suisse and its successors, or, if such firm or the successors, if any, to such firm, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by WCA.

“Reference Treasury Dealer” means Credit Suisse, and three additional primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by WCA, and its successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, WCA shall substitute therefore another Primary Treasury Dealer).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by WCA, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(159)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

On and after June 15, 2010, WCA may redeem all or a part of the notes, from time to time upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest and Liquidated Damages, if any, on the notes to be redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest and Liquidated Damages, if any, due on the relevant interest payment date), if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2010	104.625%
2011	102.313%
2012 and thereafter	100.000%

Prior to June 15, 2009, WCA may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes outstanding under the Indenture (which may include Additional Notes) with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 109.25% of the principal amount thereof, plus accrued and unpaid interest on the notes to be redeemed to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the aggregate principal amount of the notes outstanding on the Issue Date (excluding notes held by WCA and its Subsidiaries), remains outstanding after each such redemption; and

(2) the redemption occurs within 180 days after the closing of such Equity Offering.

Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may at WCA’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time purchase notes in the open market or otherwise, in each case without any restriction under the Indenture. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require WCA to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, WCA will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase (the “Change of Control Payment Date” ), subject to the rights of holders of notes on the relevant record date to receive interest and Liquidated Damages, if any, due on the relevant interest payment date. Within 30 days following any Change of Control, WCA will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. WCA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, or compliance with the Change of Control provisions of the Indenture would constitute a violation of any such laws or regulations, WCA will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, WCA will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by WCA.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless WCA defaults in making the Change of Control Payment. WCA will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described herein that require WCA to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that WCA repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

WCA will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by WCA and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by WCA pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at WCA’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and WCA purchases all of the notes held by such holders, WCA will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest and Liquidated Damages, if any, on the notes that remain outstanding, to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of WCA and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require WCA to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of WCA and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

WCA will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) WCA (or the Restricted Subsidiary, as the case may be) receives consideration in respect of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) either (x) at least 75% of the consideration received in the Asset Sale by WCA or such Restricted Subsidiary is in the form of cash or (y) the Fair Market Value of all forms of consideration other than cash received for all Asset Sales since the Issue Date does not exceed in the aggregate 10% of the Consolidated Tangible Assets of WCA at the time each determination is made. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on WCA’s most recent consolidated balance sheet (or as would be shown on WCA’s consolidated balance sheet as of the date of such Asset Sale) of WCA or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or Equity Interests pursuant to (1) a written novation agreement that releases WCA or such Restricted Subsidiary from further liability therefor or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless WCA or such Restricted Subsidiary from and against any loss, liability or cost in respect of such assumed liability;

(b) any securities, notes or other obligations received by WCA or any such Restricted Subsidiary from such transferee that are converted by WCA or such Restricted Subsidiary into cash within 270 days after the date of the Asset Sale, to the extent of the cash received in that conversion;

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(d) accounts receivable of a business retained by WCA or any Restricted Subsidiary, as the case may be, following the sale of such business, provided, that such accounts receivable are not (i) past due more than 90 days and (ii) do not have a payment date greater than 120 days from the date of the invoice creating such accounts receivable.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, WCA or its Restricted Subsidiaries may apply an amount equal to such Net Proceeds at its option:

(1) to repay Indebtedness for borrowed money (other than Subordinated Indebtedness);

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of WCA;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided, however, that if, during such 360-day period, WCA and/or any of its Restricted Subsidiaries enters into a binding contract with a Person other than an Affiliate of WCA to apply such amount pursuant to clauses (2) or (3) above, then such 360-day period shall be extended until the earlier of (a) the date on which such acquisition or expenditure is consummated, and (b) the 180th day following the expiration of the aforementioned 360-day period.

Pending the final application of any Net Proceeds, WCA may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.”

If on any date, the aggregate amount of Excess Proceeds exceeds $10.0 million, then within ten Business Days after such date, WCA will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu in right of payment with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain unapplied after consummation of an Asset Sale Offer, WCA and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of WCA and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described under the caption “ — Change of Control” above and/or the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.

WCA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, or compliance with the Asset Sale provisions of the Indenture would constitute a violation of any such laws or regulations, WCA will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The agreements governing WCA’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require WCA to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on WCA. In the event a Change of Control or Asset Sale occurs at a time when WCA is prohibited from purchasing notes, WCA could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If WCA does not obtain a consent or repay those borrowings, WCA will remain prohibited from purchasing notes. In that case, WCA’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, WCA’s ability to pay cash to the holders of notes upon a repurchase may be limited by WCA’s then existing financial resources. Please read “Risk Factors — Risks Associated with the Notes and Our Indebtedness — We may not be able to finance a change of control offer required by the indenture governing the notes.”

Certain Covenants

Restricted Payments

WCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of WCA’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving WCA or any of its Restricted Subsidiaries) or to the direct or indirect holders of WCA’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of WCA and other than dividends or distributions payable to WCA or a Restricted Subsidiary of WCA);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving WCA) any Equity Interests of WCA or any direct or indirect parent of WCA;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) WCA would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by WCA and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (8), and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of WCA for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of WCA’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of (A)(i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of WCA), (y) Capital Stock of a Person (other than WCA or an Affiliate of WCA) engaged in a Permitted Business and (z) other assets used in any Permitted Business, in the case of clauses (i) and (ii), received by WCA since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of WCA (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of WCA that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of WCA), (B) the amount by which Indebtedness of WCA or any Restricted Subsidiary is reduced on WCA’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests (other than Disqualified Stock) of WCA, and (C) the aggregate net cash proceeds, if any, received by WCA or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) or (B) above; provided, however, notwithstanding the foregoing, proceeds received by WCA from the sale of up to 750,000 shares of its Series A Convertible Preferred Stock shall be excluded; plus

(c) with respect to Restricted Investments made by WCA and its Restricted Subsidiaries after the Issue Date, an amount equal to the sum of (A) the net reduction in such Restricted Investments in any Person resulting from (i) repayments of loans or advances, or other transfers of assets, in each case to WCA or any Restricted Subsidiary, (ii) other repurchases, repayments or redemptions of such Restricted Investments, (iii) the sale of any such Restricted Investment or (iv) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) plus (B) all amounts representing the return of capital (excluding dividends and distributions) to WCA or any Restricted Subsidiary in respect of such Restricted Investment plus (C) with respect to any Unrestricted Subsidiary that the Board of Directors of WCA redesignates as a Restricted Subsidiary, the Fair

Market Value of the Investment in such Subsidiary held by WCA or any of its Restricted Subsidiaries at the time of such redesignation.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of WCA) of, Equity Interests of WCA (other than Disqualified Stock) or from the substantially concurrent contribution (other than by a Subsidiary of WCA) of capital to WCA in respect of its Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (including the payment of any required premium and any fees and expenses incurred in connection with such repurchase, redemption, defeasance or other acquisition) with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of WCA to the holders of the Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based their respective holdings of such Equity Interests;

(5) the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights;

(6) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of WCA or any Restricted Subsidiary of WCA or any class or series of preferred stock of a Restricted Subsidiary of WCA, in each case issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7) Permitted Payments to Parent;

(8) payments to fund the purchase by WCA of fractional shares arising out of stock dividends, splits or combination or business combinations;

(9) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, WCA or any Restricted Subsidiary of WCA held by any of Parent’s or WCA’s (or any of its Restricted Subsidiaries’) current or former directors or employees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period (with unused amounts in any 12-month period being permitted to be carried over into succeeding 12-month periods); provided, further, that the amounts in any 12-month period may be increased by an amount not to exceed (A) the cash proceeds received by WCA or any of its Restricted Subsidiaries from the sale of WCA’s Equity Interests (other than Disqualified Stock) or Parent’s Equity Interests to any such directors or employees that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement will not increase the amount available for Restricted Payments under clause (3) of the immediately preceding paragraph and to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments) plus (B) the cash proceeds of key man life insurance policies received by WCA and its Restricted Subsidiaries after the Issue Date;

(10) the purchase or redemption of any Acquired Subordinated Indebtedness of WCA or any of its Restricted Subsidiaries, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of the Senior Credit Agreement (so long as within 30 days prior to such purchase or redemption, a corresponding amount of borrowings under the revolving portion of the Senior Credit Agreement was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that WCA is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” after giving effect to such purchase or redemption; provided further, that this clause (10) shall not permit the application any proceeds from any other borrowings under any Credit Facility to effect any such purchase or redemption; and

(11) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $10.0 million since the Issue Date.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by WCA or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment exceeding $12.5 million shall be determined conclusively by two senior officers of WCA acting in good faith whose conclusions with respect thereto shall be set forth in an Officers’ Certificate delivered to the Trustee, provided, however, that if the Fair Market Value of any non-cash Restricted Payment exceeds $20.0 million, such Fair Market Value shall be determined conclusively by the Board of Directors of WCA and set forth in a board resolution, and a certified copy of such board resolution shall be delivered to the Trustee. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (11) above or is entitled to be made pursuant to the first paragraph of this covenant, WCA shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

WCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur;” with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), and WCA will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that WCA may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock, and Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and issue preferred stock, if the Fixed Charge Coverage Ratio for WCA’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

Notwithstanding the foregoing, the first paragraph of this covenant will not prohibit the incurrence of any of the following (the items of Indebtedness described below in this paragraph being referred to collectively as “Permitted Debt”):

(1) the incurrence by WCA and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of WCA and its Restricted Subsidiaries thereunder) not to exceed $175.0 million; provided, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this covenant;

(2) the incurrence of Existing Indebtedness;

(3) the incurrence by WCA and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the Issue Date and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by WCA or any Restricted Subsidiary of WCA of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, installation, improvement, deployment, refurbishment, modification or lease of property, plant or equipment or furniture, fixtures and equipment, in each case used in the business of WCA or such Restricted Subsidiary, in an aggregate amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by WCA or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (17) of this paragraph;

(6) the incurrence by WCA or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by WCA or any of its Restricted Subsidiaries; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than WCA or a Restricted Subsidiary of WCA; and

(b) any sale or other transfer of any such Indebtedness to a Person that is not either WCA or a Restricted Subsidiary of WCA, will be deemed, in each case, to constitute an incurrence of such Indebtedness by WCA or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of WCA’s Restricted Subsidiaries to WCA or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than WCA or a Restricted Subsidiary of WCA; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either WCA or a Restricted Subsidiary of WCA,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by WCA or any of its Restricted Subsidiaries of Hedging Obligations;

(9) the incurrence of a Guarantee by WCA or any of its Restricted Subsidiaries of Indebtedness of WCA or a Restricted Subsidiary of WCA that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is Subordinated Indebtedness, then the Guarantee shall be subordinated to the same extent as the contractual subordination applicable to the Indebtedness guaranteed;

(10) the incurrence by WCA or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(11) the incurrence by WCA or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12) the incurrence by WCA or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within one year following such drawing or incurrence;

(13) the incurrence by WCA of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes;

(14) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of WCA and its Restricted Subsidiaries in the ordinary course of business;

(15) the incurrence by WCA or any of its Restricted Subsidiaries of Indebtedness arising from agreements of WCA or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by WCA and its Restricted Subsidiaries in connection with such disposition;

(16) Permitted Acquisition Indebtedness; and

(17) the incurrence by WCA or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed the greater of (a) $10.0 million or (b) 5% of WCA’s Consolidated Tangible Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) of the second paragraph of this covenant, or is entitled to be incurred pursuant to the first paragraph of this covenant, WCA will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of WCA as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that WCA or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such asset at the date of determination; and

(b) the amount of the Indebtedness of the other Person; and

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Liens

WCA will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien securing Indebtedness, upon any asset now owned or hereafter acquired, except Permitted Liens unless the notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to any Lien securing the notes to at least the same extent such Subordinated Indebtedness is subordinate to the notes).

Dividend and Other Payment Restrictions Affecting Subsidiaries

WCA will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) (x) pay dividends or make any other distributions on its Capital Stock to WCA or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to WCA or any of its Restricted Subsidiaries;

(b) make loans or advances to WCA or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to WCA or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments governing Existing Indebtedness as in effect on the Issue Date and any amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Issue Date;

(2) the Indenture, the notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by WCA or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, security agreements, mortgages, purchase money agreements and other similar agreements or instruments entered into with the approval of WCA’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) Hedging Obligations permitted from time to time under the Indenture; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

WCA will not, directly or indirectly, consolidate, amalgamate or merge with or into another Person (regardless of whether WCA is the surviving corporation), convert into another form of entity or continue in another jurisdiction; or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of WCA and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) WCA is the surviving corporation; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than WCA) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such conversion, consolidation, amalgamation, or merger (if other than WCA) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of WCA under the notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee; provided that, unless such Person is a corporation, a corporate co-issuer of the notes will be added to the Indenture by agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction or transactions, no Default or Event of Default exists; and

(4) WCA or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than WCA), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(a) would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of WCA immediately preceding the transaction;

(b) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge

Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(c) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio that is greater than or equal to the Fixed Charge Coverage Ratio of WCA immediately prior to such transaction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of WCA, which properties and assets, if held by WCA instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of WCA on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of WCA.

The surviving entity will succeed to, and be substituted for, and may exercise every right and power of, WCA under the Indenture, but, in the case of a lease of all or substantially all of its assets, WCA will not be released from the obligation to pay the principal of and interest on the notes.

Notwithstanding the restrictions described in the foregoing clause (4), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to WCA, WCA may merge into a Restricted Subsidiary for the purpose of reincorporating WCA in another jurisdiction, and any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

WCA will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of WCA (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to WCA or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by WCA or such Restricted Subsidiary with an unrelated Person; and

(2) WCA delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $12.5 million, a resolution of the Board of Directors of WCA set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of WCA; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to WCA or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by WCA or any of its Restricted Subsidiaries existing on the Issue Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements;

(2) transactions between or among WCA and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of WCA solely because WCA owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to directors of WCA and its Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of WCA to Affiliates of WCA;

(6) any Permitted Investments or Restricted Payments that do not violate the provisions of the Indenture described above under the caption “— Restricted Payments;”

(7) loans or advances to employees in the ordinary course of business not to exceed $250,000 in the aggregate at any one time outstanding;

(8) any employment, consulting, service or termination agreement, employee benefit plan or arrangement, reasonable and customary indemnification arrangements or any similar agreement, plan or arrangement, entered into by WCA or any of its Restricted Subsidiaries with officers, directors, consultants or employees of WCA or any of its Subsidiaries and the payment of compensation to officers, directors, consultants and employees of WCA or any of its Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), and any payments, indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements; so long as such agreement or payment has been approved by a majority of the disinterested members of the Board of Directors of WCA; and

(9) any contracts, agreements or understandings existing as of the Issue Date or disclosed in the confidential offering circular, and any amendments to or replacements of such contracts, agreements or understandings so long as any such amendment or replacement is not more disadvantageous to WCA or to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date.

Additional Subsidiary Guarantees

If WCA or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date, then that newly acquired or created Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture within 10 Business Days of the date on which it was acquired or created; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of WCA may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by WCA and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by WCA. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of WCA as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of WCA giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of WCA as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” WCA will be in default of such covenant. The Board of Directors of WCA may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of WCA; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of WCA of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

WCA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Regardless of whether required by the rules and regulations of the SEC, so long as any notes are outstanding, WCA will furnish to the holders of notes or cause the Trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if WCA were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if WCA were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on WCA’s consolidated financial statements by WCA’s certified independent accountants. In addition, WCA will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its web site within those time periods.

If, at any time, WCA is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, WCA will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. WCA will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept WCA’s filings for any reason, WCA will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if WCA were required to file those reports with the SEC.

If WCA has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of WCA and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of WCA.

In addition, WCA and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Covenant Termination

From and after the occurrence of an Investment Grade Rating Event, we and our Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described above under the following headings:

•	“— Repurchase at the Option of Holders — Change of Control,”

•	‘‘— Repurchase at the Option of Holders — Asset Sales,”

•	‘‘— Certain Covenants — Restricted Payments,”

•	‘‘— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	clause (4) of the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of Assets,”

•	‘‘— Certain Covenants — Transactions with Affiliates,” and

•	‘‘— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.”

(collectively, the “Terminated Covenants”). Consequently, after the date on which we and our Restricted Subsidiaries are no longer subject to the Terminated Covenants, the notes will be entitled to substantially reduced covenant protection.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1) default in any payment of interest on, or Liquidated Damages, if any, with respect to any note under the Indenture when due, continued for 30 days;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by WCA or any of its Restricted Subsidiaries to comply with its obligations under “— Certain Covenants — Merger, Consolidation or Sale of Assets” or “— Repurchase at the Option of Holders”;

(4) failure by WCA or any of its Restricted Subsidiaries for 30 days to comply with the provisions described under the captions “— Certain Covenants — Restricted Payments” or “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) failure by WCA or any of its Restricted Subsidiaries for 60 days after notice from the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with any of the other agreements in the Indenture or the notes; provided, however, that with respect to a failure by WCA to comply with the covenant described under the caption “— Certain Covenants — Reports,” such period shall be 90 days, rather than 60 days;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by WCA or any of its Restricted Subsidiaries (or the payment of which is guaranteed by WCA or any of its Restricted Subsidiaries), other than Indebtedness owed to WCA or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7) failure by WCA or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for WCA and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) any Subsidiary Guarantee shall be held in a judicial proceeding to be, or be asserted by WCA or any Subsidiary Guarantor, as applicable, not to be, enforceable or valid or shall cease to be in full force and effect (except pursuant to the release or termination of any such Subsidiary Guarantee in accordance with the Indenture); or

(9) certain events of bankruptcy, insolvency or reorganization of WCA or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for WCA and its Restricted Subsidiaries), would constitute a Significant Subsidiary.

The Indenture provides that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to WCA, any Restricted Subsidiary of WCA that is a Significant Subsidiary or any group of Restricted Subsidiaries of WCA that, taken together, would constitute a Significant Subsidiary, all then outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable law. If any other Event of Default occurs and is continuing, the Trustee may and, at the direction of the holders of at least 25% in aggregate principal amount of the then outstanding notes shall, declare all of the then outstanding notes to be due and payable immediately by notice in writing to WCA and, in case of a notice by holders, also to the Trustee specifying the respective Event of Default and that it is a notice of acceleration.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any, or Liquidated Damages, if any.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(a) such holder has previously given the Trustee notice that an Event of Default is continuing;

(b) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;

(c) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e) holders of a majority in aggregate principal amount of the then outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

WCA is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, WCA is required within five Business Days to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of WCA or any Guarantor, as such, will have any liability for any obligations of WCA or the Guarantors under the notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

WCA may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) WCA’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and WCA’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, WCA may, at its option and at any time, elect to have the obligations of WCA released with respect to the provisions of the Indenture described above under “— Repurchase at the Option of Holders” and under “— Certain Covenants” (other than the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of Assets,” except to the extent described below) and the limitation imposed by clause (4) under “— Certain Covenants — Merger, Consolidation or Sale of Assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs in accordance with the Indenture, the Events of Default described under clauses (3) through (7) under the caption “— Events of Default and Remedies” and the Event of Default described under clause (9) under the caption “— Events of Default and Remedies” (but only with respect to Subsidiaries of WCA), in each case, will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) WCA must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and WCA must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, WCA has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) WCA has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, WCA has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which WCA or any Guarantor is a party or by which WCA or any Guarantor is bound;

(6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which WCA or any of its Subsidiaries is a party or by which WCA or any of its Subsidiaries is bound;

(7) WCA must deliver to the Trustee an officers’ certificate stating that the deposit was not made by WCA with the intent of preferring the holders of notes over the other creditors of WCA with the intent of defeating, hindering, delaying or defrauding creditors of WCA or others;

(8) WCA must deliver to the Trustee an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and

(9) WCA must deliver to the Trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes; provided, however, that any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “— Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(3) reduce the rate of or change the time for payment of interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7) waive a redemption payment with respect to any note; provided, however, that any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “— Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, WCA, the Guarantors and the Trustee may amend or supplement the Indenture, or the notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of WCA’s or a Guarantor’s obligations to holders of notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of WCA’s or such Guarantor’s assets, as applicable;

(4) to effect the release of a Guarantor from its Subsidiary Guarantee and the termination of such Subsidiary Guarantee, all in accordance with the provisions of the Indenture governing such release and termination;

(5) to add any Subsidiary Guarantees or to secure the notes or any Subsidiary Guarantees;

(6) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to conform the text of the Indenture or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the notes; or

(9) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture; or

(10) to provide for a successor trustee in accordance with the provisions of the Indenture.

The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to WCA, have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and WCA or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which WCA or any Guarantor is a party or by which WCA or any Guarantor is bound;

(4) WCA or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(5) WCA has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, WCA must deliver to the Trustee (a) an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the opinion of counsel with respect to clause (3) above may be to the knowledge of such counsel.

Concerning the Trustee

If the Trustee becomes a creditor of WCA or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Note(s) will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. Please read “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. WCA takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised WCA that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised WCA that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, WCA and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither WCA, the Trustee nor any agent of WCA or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised WCA that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or WCA. Neither WCA nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and WCA and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised WCA that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of WCA, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies WCA that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, WCA fails to appoint a successor depositary;

(2) WCA, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

WCA will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. WCA will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. WCA expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised WCA that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Liquidated Damages

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement that is filed as an exhibit to the registration statement of which this prospectus is a part in its entirety because it, and not this description, defines the registration rights of holders of the outstanding old notes.

WCA, the Guarantors and the initial purchaser entered into the registration rights agreement at the closing of the offering of the old notes. Pursuant to the registration rights agreement, WCA and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, WCA and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

If:

(1) WCA and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy;

(2) for any reason, the Exchange Offer is not consummated within the required time period; or

(3) any holder of Transfer Restricted Securities notifies WCA prior to the 20th Business Day following consummation of the Exchange Offer that:

(a) it is prohibited by law or SEC policy from participating in the Exchange Offer; or

(b) it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from WCA or an affiliate of WCA,

WCA and the Guarantors will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

WCA and the Guarantors will use their respective commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as practicable by the SEC.

For purposes of the preceding, “Transfer Restricted Securities” means each note until the earlier to occur of:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which the resale of such note has been effectively registered under the Securities Act and such note has been disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that:

(1) unless the Exchange Offer would not be permitted by applicable law or SEC policy, WCA and the Guarantors will use their respective commercially reasonable efforts to file an Exchange Offer Registration Statement with the SEC after the closing of the offering of the old notes;

(2) unless the Exchange Offer would not be permitted by applicable law or SEC policy, WCA and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 225 days after the closing of the offering of the old notes;

(3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, WCA and the Guarantors will use their commercially reasonable efforts to:

(a) commence the Exchange Offer; and

(b) issue on or prior to 30 Business Days (or longer if required by the United States federal securities laws) after the date on which the Exchange Offer Registration Statement is declared effective by the SEC, exchange notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, WCA and the Guarantors will use commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 90 days after such filing obligation arises and use their commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 225 days after such obligation arises.

If:

(1) WCA and the Guarantors become obligated under the Registration Rights Agreement to file a Shelf Registration Statement and fail to do so on or before the date specified for such filing; or

(2) any registration statement required by the Registration Rights Agreement is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) WCA and the Guarantors fail to consummate the Exchange Offer within 30 Business Days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then WCA and the Guarantors will pay Liquidated Damages to each holder of Transfer Restricted Securities.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Liquidated Damages will be paid in an amount equal to $0.05 per week per $1,000 principal amount of Transfer Restricted Securities. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $0.20 per week per $1,000 principal amount of Transfer Restricted Securities.

All accrued Liquidated Damages will be paid by WCA and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of notes will be required to make certain representations to WCA (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify WCA and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from WCA.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and registration rights agreement without charge by writing to WCA Waste Corporation, 1400 Riverway, Suite 1400, Houston, Texas 77056, Attention: Investor Relations.

Definitions

Set forth below are some of the defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Business” means any business that is acquired by WCA or any of its Restricted Subsidiaries after the Issue Date.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquired Subordinated Indebtedness” means Subordinated Indebtedness of WCA or any of its Restricted Subsidiaries, that is Acquired Debt and was not incurred in connection with, or in contemplation of, another Person merging with or into, or becoming a Restricted Subsidiary of, WCA or any of its Subsidiaries.

“Acquired Subsidiary” means any Person that becomes a Restricted Subsidiary after the Issue Date.

“Additional Volume” means the waste collected by an Acquired Subsidiary or Acquired Business that (a) prior to the date on which such Acquired Subsidiary became an Acquired Subsidiary or prior to the consummation of the acquisition of such Acquired Business, as applicable, was not being delivered to a landfill or transfer station owned or operated by WCA or any of its Restricted Subsidiaries, and (b) subsequent to such date, is delivered to a landfill or transfer station owned or operated by WCA or any of its Restricted Subsidiaries.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of WCA and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of WCA’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer of assets between or among WCA and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of WCA to WCA or to a Restricted Subsidiary of WCA;

(4) the sale, lease or other disposition of (a) products, services, inventory or accounts receivable in the ordinary course of business or (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, including, without limitation, the disposition of either obsolete equipment or equipment that is damaged or worn out;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the Indenture; and

(7) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of WCA and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of WCA;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than Parent becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of WCA, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of WCA are not Continuing Directors.

“Closure/Post-Closure Letters of Credit” means letters of credit, surety bonds or other instruments of similar character, the purpose of which is to provide financial assurance to the various state agencies for closure and post-closure obligations for the landfills and transfer stations owned or operated by WCA and its Subsidiaries. For purposes of this definition, “financial assurance,” “closure” and “post-closure” shall have the meanings set forth in the administrative code or other comparable regulations of each state in which such landfill and transfer station is located.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent deducted in computing such Consolidated Net Income; plus

(2) all extraordinary, unusual or non-recurring items of loss or expense to the extent deducted in computing such Consolidated Net Income; plus

(3) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(6) all non-cash charges related to restricted stock and redeemable stock interests granted to officers, directors and employees, to the extent deducted in computing such Consolidated Net Income; plus

(7) for any acquisitions which are consummated on or after the Issue Date, add-backs calculated in accordance with the provisions of clause (1) of the definition of “Fixed Charge Coverage Ratio”; plus

(8) the effect of Additional Volume and/or Increased Use, as applicable, and itemized direct cost savings that will be achieved as a result of, or in connection with, any acquisitions consummated after the Issue Date; plus

(9) non-cash charges for accretion on closure and post-closure obligations; plus

(10) non-cash charges associated with the disposal contract between Waste Management, Inc. and WCA Waste Systems, Inc.; plus

(11) non-cash charges (or minus non-cash benefits, if applicable) reflecting the adoption of SFAS No. 123 (and all amendments thereto); minus

(12) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided, however that the operation of this clause (2) shall be suspended with respect to any Restricted Subsidiary that is acquired by WCA or any of its Subsidiaries (regardless of whether such acquisition is effected pursuant to a merger or otherwise), but such suspension shall cease immediately after the first six months following such acquisition;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Hedging Obligations (including those resulting from the application of SFAS 133) shall be excluded; and

(5) to the extent deducted in the calculation of Net Income, any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, customer contracts, customer lists, covenants not to compete, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of WCA who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means, with respect to WCA or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Agreement), commercial paper facilities or Debt Issuances with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, regardless of whether with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto).

“Debt Issuances” means, with respect to WCA or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require WCA to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that WCA may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that WCA and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of WCA that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of WCA.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any issuance or sale of Equity Interests (other than Disqualified Stock), or a contribution of cash to the equity capital (other than in respect of Disqualified Stock) of WCA.

“Existing Indebtedness” means the aggregate amount of Indebtedness of WCA and its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Agreement or under the notes and the related Subsidiary Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the notes and (2) any borrowings made under the Senior Credit Agreement on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of WCA (unless otherwise provided in the Indenture), which determination will be conclusive for all purposes under the Indenture.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, repays, repurchases or redeems any Indebtedness (other than the incurrence or repayment of revolving credit borrowings, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in good faith on a reasonable basis by a responsible financial or accounting Officer of WCA; provided, that such Officer may in his discretion include any pro forma changes to Consolidated Cash Flow, including any pro forma reductions of expenses and costs, and pro forma adjustments for Additional Volume and Increased Use and other operating improvements that have occurred or are reasonably expected by such Officer to occur (regardless of whether such pro forma changes or adjustments could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, regardless of whether such Guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and regardless of whether in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of WCA (other than Disqualified Stock) or to WCA or a Restricted Subsidiary of WCA.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) WCA Holdings Corporation; and

(2) WCA Waste Systems, Inc.; and

(3) WCA of Alabama, L.L.C.; and

(4) WCA Shiloh Landfill, L.L.C.; and

(5) Waste Corporation of Tennessee, Inc.; and

(6) WCA of Florida, Inc.; and

(7) WCA of Central Florida, Inc.; and

(8) Waste Corporation of Missouri, Inc.; and

(9) Eagle Ridge Landfill, LLC; and

(10) WCA Texas Management General, Inc.; and

(11) WCA Management Limited, Inc.; and

(12) Waste Corporation of Texas, L.P.; and

(13) Texas Environmental Waste Services, LLC; and

(14) WCA Management General, Inc.; and

(15) WCA Management Company, L.P.; and

(16) WCA of North Carolina, LLC; and

(17) Material Recovery, LLC; and

(18) WCA Wake Transfer Station, LLC; and

(19) WCA of High Point, LLC; and

(20) Material Reclamation, LLC; and

(21) WCA Capital, Inc.; and

(22) Waste Corporation of Arkansas, Inc.; and

(23) Translift, Inc.; and

(24) Transit Waste, LLC; and

(25) Waste Corporation of Kansas, Inc.; and

(26) any other Subsidiary that becomes a Subsidiary Guarantor in accordance with the provisions of the Indenture,

and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $500,000 and whose total revenues for the most recent 12-month period do not exceed $500,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of WCA.

“Increased Use” means, with respect to an Acquired Business or Acquired Subsidiary, for the applicable period of determination, waste disposed of in its landfill in excess of Internalized Waste.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), regardless of whether contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all indebtedness of any other Person, of the types described above in clauses (1) through (6), secured by a Lien on any asset of the specified Person (regardless of whether such indebtedness is assumed by the specified Person) and (b) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person, of the types described above in clauses (1) through (6).

Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(a) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness;

(b) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence; and

(c) any obligations in respect of Closure/Post-Closure Letters of Credit.

“Internalized Waste” means waste collected by WCA or an Affiliate of WCA that is disposed of in a landfill (or other form of final disposal) owned or operated by (a) an Acquired Business before consummation of the acquisition of the Acquired Business by WCA or any of its Restricted Subsidiaries or (b) an Acquired Subsidiary prior to such Acquired Subsidiary becoming an Acquired Subsidiary.

“Issue Date” means the first date on which notes are issued under the Indenture.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) by Moody’s; or

(2) BBB- (or the equivalent) by S&P,

or, if either such entity ceases to rate the notes for reasons outside of WCA’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Rating Event” means the first day on which the notes have an Investment Grade Rating from a Rating Agency and no Default has occurred and is then continuing under the Indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If WCA or any Subsidiary of WCA sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of WCA such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of WCA, WCA will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of WCA’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by WCA or any Subsidiary of WCA of a Person that holds an Investment in a third Person will be deemed to be an Investment by WCA or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or Houston, Texas or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means at any time, all liquidated damages then owing pursuant to the registration rights agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by WCA or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither WCA nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of WCA or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means any entity that acquires 100% of the outstanding Equity Interests of WCA in a transaction in which the Beneficial Owners of WCA immediately prior to such transaction are Beneficial Owners in the same proportion of WCA immediately after such transaction.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of WCA or any of WCA’s Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of:

(1) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

(2) a Person that was merged, consolidated or amalgamated into WCA or a Restricted Subsidiary, provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated into WCA or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, the Restricted Subsidiary or WCA, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Business” means any business conducted or proposed to be conducted by WCA and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

“Permitted Investments” means:

(1) any Investment in WCA or in a Restricted Subsidiary of WCA;

(2) any Investment in Cash Equivalents;

(3) any Investment by WCA or any Restricted Subsidiary of WCA in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of WCA; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, WCA or a Restricted Subsidiary of WCA;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of WCA or any of its Subsidiaries;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of WCA or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(9) loans or advances to employees in the ordinary course of business or consistent with past practice;

(10) repurchases of the notes;

(11) advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(12) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of WCA or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(13) receivables owing to WCA or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as WCA or any such Restricted Subsidiary deems reasonable under the circumstances;

(14) Investments received as a result of a foreclosure by WCA or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(15) surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(16) Guarantees of Indebtedness permitted under the covenant contained under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(17) Investments existing on the Issue Date; and

(18) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed $10.0 million.

“Permitted Liens” means:

(1) Liens on assets of WCA or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were incurred pursuant to either clause (1) or clause (17) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2) Liens in favor of WCA or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with WCA or any Subsidiary of WCA; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with WCA or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by WCA or any Subsidiary of WCA; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) bankers’ Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens securing Hedging Obligations;

(12) Liens created for the benefit of (or to secure) the notes (or the Subsidiary Guarantees);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(15) Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby;

(16) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of WCA or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(17) Liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as trustee;

(18) Liens securing obligations in respect of Closure/Post-Closure Letters of Credit; and

(19) Liens securing obligations that, at any one time outstanding, do not exceed the greater of $10.0 million.

“Permitted Payments to Parent” means, for so long as WCA is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to WCA and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (a) the amount of the relevant tax (including any penalties and interest) that WCA would owe if WCA were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of WCA and such Subsidiaries from other taxable years and (b) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from WCA shall be paid over to the appropriate taxing authority within 30 days of the Parent’s receipt of such Tax Payments or refunded to WCA.

“Permitted Refinancing Indebtedness” means any Indebtedness of WCA or any of its Restricted Subsidiaries, any Disqualified Stock of WCA or any preferred stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of WCA or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of WCA or any preferred stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of WCA or preferred stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1) the principal amount or, in the case of Disqualified Stock or preferred stock, liquidation preference, of the Indebtedness, Disqualified Stock or preferred stock so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith); and

(2) if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or preferred stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being Refinanced;

(2) if the Indebtedness, Disqualified Stock or preferred stock being Refinanced is contractually subordinated or otherwise junior in right of payment to the notes, such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and is contractually subordinated or otherwise junior in right of payment to, the notes, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being Refinanced at the time of the Refinancing; and

(3) such Indebtedness or Disqualified Stock is incurred or issued by WCA or such Indebtedness, Disqualified Stock or preferred stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or preferred stock being Refinanced.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by WCA which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Senior Credit Agreement” means that certain Revolving Credit Agreement, dated as of July 5, 2006, by and among WCA, Comerica Bank, as Administrative Agent, and the parties named therein as Lenders, providing for revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of WCA or a Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Guarantor, as applicable.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means each Guarantee of the obligations of WCA under the Indenture and the notes by a Subsidiary of WCA in accordance with the provisions of the Indenture.

“Unrestricted Subsidiary” means any Subsidiary of WCA that is designated by the Board of Directors of WCA as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with WCA or any Restricted Subsidiary of WCA unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to WCA or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of WCA;

(3) is a Person with respect to which neither WCA nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of WCA or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion of the material U.S. federal income tax considerations relevant to the exchange of notes for old notes pursuant to the exchange offer does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

The exchange of notes for old notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. A holder will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the notes as the holder had in the old notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker — dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker — dealer in connection with resales of notes received in exchange for old notes where such old notes were acquired as a result of market — making activities or other trading activities. We have agreed that, for 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker — dealer for use in connection with any such resale. In addition, until January 29, 2007, all dealers effecting transactions in the notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of notes by broker — dealers. Notes received by broker — dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over — the — counter market, in negotiated transactions, through the writing of options on the notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker — dealer or the purchasers of any such notes. Any broker — dealer that resells notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The enclosed letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker — dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker — dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reasonable expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker — dealers) against certain liabilities, including liabilities under the Securities Act.

Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for notes in the exchange offer on terms which may differ from those contained in this prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding old notes have been exchanged for notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

LEGAL MATTERS

The validity of the new notes and certain other matters will be passed upon for us by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of WCA Waste Corporation (formerly WCA Waste Systems, Inc.) as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” on January 1, 2003.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy the registration statement of which this prospectus is a part, including exhibits and schedules filed with it, and all other reports or other information we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains our reports, proxy and information statements and other information that we file with the SEC. These filings may also be found on the Investor Relations section of our Internet site at http://www.wcawaste.com.  However, any information that is included on or linked to our Internet site is not a part of or incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” herein important business and financial information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to update automatically and supersede this incorporated information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the completion of this exchange offer (excluding any information furnished to the SEC pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K and any related exhibits). Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We have filed the following documents with the SEC which are incorporated into this prospectus by reference:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2005 as filed by us with the SEC (File No. 000-50808) on March 16, 2006.

•	Amendment No. 1 to our annual report on Form 10-K/A for the fiscal year ended December 31, 2005 as filed by us with the SEC (File No. 000-50808) on May 1, 2006.

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006 as filed by us with the SEC (File No. 000-50808) on May 10, 2006 and August 8, 2006, respectively.

•	Our current reports on Form 8-K as filed by us with the SEC (File No. 000-50808) on June 16, 2006 (except for the information under Item 7.01 thereof and the related exhibit), June 20, 2006, July 5, 2006 (except for the information under Item 7.01 thereof and the related exhibit), July 10, 2006, August 2, 2006 (except for the information under Item 7.01 thereof and the related exhibit) and September 15, 2006.

•	Our proxy statement on Schedule 14A as filed by us with the SEC (File No. 000-50808) on August 25, 2006.

You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:
WCA Waste Corporation
Attention: Investor Relations
One Riverway, Suite 1400
Houston, Texas 77056
Telephone: (713) 292-2400

To obtain timely delivery of any of the documents incorporated by reference in this prospectus, you should request the information no later than November 24, 2006.

Until January 29, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.